Exhibit 99.2

NEWS RELEASE

Contact:	Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Jessica Nable – Media 917.270.3293 Jessica.nable@epsilon.com

EPSILON SIGNS NEW MULTI-YEAR AGREEMENT TO PROVIDE GLOBAL
DATABASE MARKETING SERVICES FOR WORLDWIDE BIOTECHNOLOGY
LEADER SHIRE

Epsilon to Build Comprehensive Consumer and Healthcare Professional Database
Platform; Central Hub to Execute U.S. and Global Marketing Programs

Plano, TX, February 22, 2016 – Epsilon, an Alliance Data (NYSE: ADS) company, has signed a new multi-year agreement with Shire plc (LSE: SHP, NASDAQ: SHPG), a leading global biotechnology company focused on rare diseases and specialty conditions. Epsilon will build, host and manage a consolidated database of consumer and healthcare professional information that will enable improved and more effective communication in the U.S. and around the world.

Headquartered in Dublin, Ireland, Shire is focused on researching, developing and delivering innovative medicines that have the potential to transform the lives of people around the world with rare and other specialized conditions. Shire's products are marketed in nearly 70 countries and the company employs over 5,000 people in 34 countries. Shire reported 2014 revenues of U.S. $6 billion.

Under the terms of the new agreement, Epsilon will build and host a database platform to manage consumer and healthcare professional data in a centralized repository for a complete 360-degree view of the individuals. The database will serve as the foundation for the execution of marketing and educational programs to reach U.S. consumers and global healthcare professionals. Shire will utilize the Epsilon platform to engage with consumers and healthcare professionals via permission-based email, direct mail and online targeting, with communications focused on acquisition, welcome, education, prescription compliance and medicine adherence.

"We are excited to be working with Shire, a biotech leader focused on helping improve the health of consumers around the world," said Andy Frawley, chief executive officer of Epsilon. "After 15 years of building world-class databases, Epsilon has an exceptional ability to create an engine that will fuel personalized marketing and deliver better results for our clients."

About Epsilon
Epsilon® is the global leader in creating connections between people and brands. An all-encompassing global marketing company, we harness the power of rich data, groundbreaking technologies, engaging creative and transformative ideas to get the results our clients require. Recognized by Ad Age as the #1 World CRM/Direct Marketing Network, #1 U.S. Digital Agency Network and #1 U.S. Agency from All Disciplines, Epsilon employs over 7,000 associates in 70 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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